Exhibit 10.2

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), dated as of 28th March, 2011 (the “Operative Date”), is by and between Enteromedics, Inc. a Minnesota corporation located at 2800 Patton Road, St. Paul MN 55113 (“Supplier”) and Device Technologies Australia Pty Limited, located at Unit 8, 25 Frenchs Forest Road, Frenchs Forest, New South Wales 2086 Australia, with ABN 40 058 091 973 (“Distributor”).

WHEREAS, Supplier is engaged in the Business and wishes to engage Distributor to sell the Products.

WHEREAS, Distributor has certain experience relevant to the distribution of the Products in the Territory.

WHEREAS, Supplier wishes to appoint Distributor, and Distributor agrees to be appointed, as Supplier’s exclusive distributor of the Products in the Territory on the terms set out in this Agreement.

1	INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreement” means this Distribution Agreement and includes any annexes, schedules and exhibits;

“Business” means Supplier’s business of, among other things, manufacturing and distributing the Products;

“Business Day” means a day on which banks are open for general banking business in Sydney, Australia but does not include a Saturday, Sunday or public holiday;

“Competitive Product” means any implanted product approved for implant for six (6) months or longer by any of the TGA, US FDA or CE Mark authorities which has a clinical indication for use in patients with obesity who have a BMI between 30 and 45.

“Confidential Information” means information of every kind contained in or concerning:

(a) the past, present or future business, operations or affairs of the disclosing Party;

(b) the possibilities, procedures, operations, practices, studies, feasibilities, evaluations, processes, organization and procedures of the disclosing Party directly or indirectly touching or concerning the disclosing Party’s business;

(c) written reports, memoranda and other writings and papers or computer records or electronic databases including any technical data files relating to the disclosing Party’s business;

(d) prices and cost information relating to the disclosing Party’s business;

(e) any intellectual or industrial property owned or otherwise available for use by the disclosing Party;

(f) the business transactions, business methods, records, forms costings, charges, financial affairs and trade secrets of the disclosing Party;

(g) all manuals, records, computer files and software, documents and materials generated or arising directly or indirectly out of any disclosure by the disclosing Party;

(h) all other documents and things whether recorded or not and however recorded, supplied or made available by the disclosing Party to the other; and

(i) this Agreement;

whether or not such information is described as confidential;

“Control” of a corporation includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, a composition of the board of directors of that corporation, the voting rights of the majority of the voting shares of the corporation or the management of the affairs of the corporation;

“Cooperative Contractor” means Australian Institute of Weight Control Pty Limited, or other such entity as may be nominated by Supplier from time to time.

“Corporations Act” means Corporations Act 2001 and the Corporations Regulations in each Australian jurisdiction and (where the context so permits) includes any prior corresponding legislation;

“Distributor’s Business” means that part of Distributor’s business that relates to this Agreement;

“Delivery” means delivery of the Products by Supplier to Distributor or any agent, employee or representative of Distributor in accordance with clause 5.1;

“GST” means any goods and services tax or similar tax imposed in Australia;

“Initial Order” means the first stocking order from the Distributor;

“Initial Term” means the period commencing on the Operative Date and ending on the fourth anniversary of the TGA approval date;

“Insolvency Event” with respect to an entity means the happening of any one or more of the following events:

(a) an order is made that the entity be wound up;

(b) an order is made appointing a liquidator, receiver, receiver and manager or other administrator in respect of any of the assets or undertaking of the entity;

(c) the entity enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or its proposes a reorganization, moratorium or other administration involving any of them;

(d) the entity resolves to appoint an administrator to itself, wind itself up, or otherwise dissolves itself, or gives notice of intention to do so, or is otherwise wound up or dissolved;

(e) the entity is, or states that it is, unable to pay its debts when they fall due or is presumed to be insolvent within the meaning of the Corporations Act;

(f) the entity takes any step to obtain protection, or is granted protection, from its creditors under any applicable legislation; and

(g) anything having a substantially similar effect to any of the events specified in paragraphs (a) to (g) above happens under the law of any applicable jurisdiction;

“Intellectual Property” means any industrial or intellectual property throughout the world, including without limitation:

(a) any patent, trademark (whether registered or unregistered) or service mark, copyright, design, business name, or any right to register such rights; and

(b) all present and future rights in an invention, discovery, trade secret, confidential information, know-how, concept, idea, data or formula and rights in information, including any serendipitous discoveries, granted by law or equity from time to time under the law of any jurisdiction;

“Liability” means all liability, however arising, including but not limited to liability in tort (including liability as to negligence) and liability in contract;

“Nominated Representative” means the President of Supplier and the Managing Director of Distributor, unless otherwise notified by a Party in writing;

“Operative Date” means the date set forth in the preamble above;

“Party” means a party to this Agreement and “Parties” means the parties to this Agreement;

“Products” means, subject to clause 2.4, the products described in Exhibit A and such other products which are agreed in writing between Supplier and Distributor from time to time;

“Product Warranty” means the warranty for a Product offered in writing by Supplier;

“Related Company” means a related body corporate (as defined in the Corporations Act);

“Reportable Events” means an event in relation to a Product that is required to be reported under the United States Food and Drug Administration’s Adverse Event Reporting System and any equivalent system in the Territory, and includes adverse events;

“Supplier” means Enteromedics, Inc.;

“Tax” means all duties, stamp and other taxes, value added taxes, goods and services tax, levies, imposts, deductions, charges and withholdings whatsoever (excluding income tax), any interest or penalty, and any charges, fees or other amounts made on, or in respect of, the same, relating to the export or import of Products;

“Term” means the period from the Operative Date until termination of this Agreement under clause 14;

“Territory” means Australia and New Zealand;

“TGA” means Therapeutic Goods Administration;

“Trademarks” means Supplier’s trademarks as listed (and in the form set out) in Exhibit C.

1.2	Construction

Unless expressed to the contrary:

(a)	if a word or phrase is defined cognate words and phrases have corresponding definitions;

(b)	a reference to:

(i)	a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a stature, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iii)	time is to local time in Sydney,

(iv)	“$” or “dollars” is a reference to the lawful currency of Australia;

(c)	this or any other document includes the document as varied or replaced and notwithstanding any change in the Identity of the parties;

(i)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes facsimile transmission; and

(ii)	any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

1.3	Headings

Clause headings do not affect the interpretation of this Agreement.

2	APPOINTMENT

2.1	Exclusive distribution

(a)	Supplier appoints Distributor as its exclusive distributor in the Territory for the Products for the Term subject to the terms of this Agreement.

(b)	Distributor accepts the appointment referred to in paragraph (a).

2.2	Restricted supply by Supplier

Subject to clause 14.2(c), Supplier shall not appoint any other person to act as its distributor in the Territory for the Products during the Term without Distributor’s prior written approval.

2.3	Distribution outside the Territory

Distributor shall:

(a)	not distribute, resell or otherwise supply Products to:

(i)	any person outside the Territory; or

(ii)	any person who Distributor knows or could reasonably be expected to know intends to distribute or resell or otherwise supply Products to any person outside the territory;

(b)	impose on all its purchasers of the Products and enforce a condition of sale to the effect that the Products are supplied for use only within the Territory and may not be on-sold outside the Territory or for use outside the Territory; and

(c)	promptly inform Supplier of any inquiries that Distributor receives for the supply of Products outside the Territory.

2.4	Changes in production

Supplier may cease to manufacture the Products or make material changes in the design, production, packaging or finish of the Products from time to time, upon giving not less than 60 days’ written notice to Distributor. In the event that such changes require additional Regulatory or Reimbursement action by the Distributor, consideration to any agreed Order Forecasts or Sales Performance Objectives will be given accordingly by the Supplier.

2.5	Import into Territory

Supplier shall not supply Products to a person outside the Territory if Supplier knows or could reasonably be expected to know that the person intends to resell the Products in the Territory.

2.6	No agency

Distributor shall not hold itself out as Supplier’s agent for sales of the Products or as being entitled to bind Supplier in any way.

2.7	Resale by Distributor

Distributor is entitled to resell the Products to Distributor’s customer at such prices as it determines.

2.8	Reimbursement

Supplier will negotiate with any relevant government authority in the Territory to determine the level of any applicable governmental funded customer reimbursement in relation to the Products. Distributor shall do all things necessary, including complying with Supplier’s directions, to assist Supplier in such negotiations.

3	SUPPLY OF PRODUCTS AGAINST ORDERS

3.1	Order forecast

(a)	To facilitate Supplier’s production schedule, Distributor shall provide Supplier with a written forecast of Distributor’s anticipated quarterly requirements for Products for the following two quarters, to be submitted at least 90 days prior to commencement of the forecast period (“Order Forecast”). The first two months of each Order Forecast shall constitute a binding commitment of Distributor to purchase the quantities of Products described therein once the Distributor has obtained TGA approval and after the first six (6) months of subsequent sales into the Territory.

(b)

The Distributor will place an Initial Order, for a quantity of Products to be mutually agreed between the Supplier and the Distributor, for stocking purposes six (6) weeks post the TGA submission. In the event that the TGA approval is delayed, the Supplier agrees that the payment time of this Initial Order will be correspondingly adjusted by the same TGA delayed approval time.

(c)	Distributor shall:

(i)	use its best efforts to ensure the Order Forecasts are as accurate as possible; and

(ii)	promptly notify Supplier if it becomes aware that a submitted Order Forecast is not an accurate prediction of its requirement for Products in the relevant period.

3.2	Supply

Supplier shall make delivery of Products under orders that Supplier accepts in writing according to the delivery terms in the relevant order.

3.3	Separate contracts

Each shipment which Supplier makes of Products in response to Distributor’s orders is a separate contract of sale.

3.4	Orders in writing

Orders for the Products shall be provided by Distributor to Supplier in writing. Supplier shall examine each order and confirm whether it accepts or declines each order in writing no later than 10 Business Days from its receipt of Distributor’s order. No order shall be final and binding until expressly accepted by Supplier in writing. Distributor is, in respect of each order for the Products to be supplied under this Agreement, responsible for ensuring the accuracy of the order.

4	PRICE AND PAYMENT

4.1	Price

The prices payable by Distributor to Supplier for each of the Products are set out in Exhibit B and are inclusive of packaging but exclusive of delivery costs and Tax (subject to adjustment in accordance with clause 16).

4.2	Review of price

The prices for the Products are fixed for 6 months from the Operative Date and for the Initial Order, after which time Supplier may increase or decrease the price of the Products from time to time upon 180 days’ written notice to Distributor. The new prices shall apply to all Products ordered by Distributor from Supplier after the date that the written notice takes effect.

4.3	Payment

(a)	Distributor shall pay Supplier the prices for all Products ordered and accepted by it within forty five(45) days of the date of Seller’s invoice which will accompany the delivery of the Products, by direct wire transfer to the nominated bank account. Any payment not made when due will accrue interest at a rate of 1.5% per month or part thereof.

(b)	If Distributor owes any amount to Supplier under this Agreement which is outstanding by more than fourteen (14) days, Supplier may, at its sole discretion and without prejudice to any of its other rights under this Agreement, do any or all of the following:

(i)	withhold some or all future supplies of Products until the amount has been paid in full;

(ii)	require Distributor to furnish security for payment acceptable to Supplier;

(iii)	set-off that amount against any amount owing by Supplier to Distributor; and

(iv)	require payment for all future supplies of Products to be made in cash either before, or immediately upon, the delivery of those Products to Distributor.

5	DELIVERY

5.1	Delivery

Delivery of the Products to Distributor’s premises or nominated address is to be taken to constitute delivery to Distributor and Supplier’s obligation in respect of delivery satisfied. Shipping, insurance, customs duties, etc. are the responsibility of the Distributor.

5.2	Returns

(a)	All Products shall be received subject to inspection. Signed delivery dockets shall not mean acceptance by Distributor of Products delivered but only confirmation of the number of packages or cartons delivered.

(b)	Distributor will notify Supplier of any defective Products within 30 days of receipt of the Products and hold such Products for Supplier’s instructions for a reasonable period (not exceeding 60 days). If Supplier’s instructions are not received within such period Distributor may return the defective Products to Supplier’s premises at Supplier’s expense and any expense incurred by Distributor in such return will be payable forthwith by Supplier and may be set off by Distributor against any moneys otherwise due by Distributor to Supplier.

(c)	If Distributor can verify to Supplier’s reasonable satisfaction that a Product was defective at the time it was delivered to Distributor, Supplier shall use reasonable endeavors to repair or replace that defective Product with a Product which is free of defects within thirty (30) days.

(d)	If Supplier is not able to repair or replace the defective Product as required under clause 5.2(c), it shall refund the cost of the defective Product to Distributor.

6	RISK AND TITLE

6.1	Distributor’s risk

The Products are at Distributor’s risk from the time of Delivery, and in the case of returned Products, risk passes to Supplier upon its receipt of the returned Products.

6.2	Title

Property in and ownership of the Products passes to Distributor at the time when full payment for the Products is made.

7	SUPPLIER’S AND DISTRIBUTOR’S OBLIGATIONS

7.1	Reports and database

(a)	At the end of each three (3) month period commencing at the end of the first calendar quarter following the Operative Date, Distributor shall render to Supplier a report of sales and marketing information concerning each type of Product.

(b)	Distributor shall maintain a database containing details of customers to whom it sells Products during the Term (including the type and quantity of Product purchased by each customer), and Distributor shall grant Supplier reasonable access to this database upon Supplier’s request.

7.2	Promotions

Distributor shall use its best efforts to offer the Products as part of its existing product range and promote and extend and increase the sale of the Products throughout the Territory. Distributor will use its best endeavors to promote the Products in the relevant markets for the Product and where appropriate include the Products in any electronic promotion (including any Internet-related promotion) that Distributor may conduct from time to time.

7.3	No representations

Distributor shall not make any representations or give any warranties or other benefits in favor of any proposed purchaser or to the detriment of Supplier beyond those authorized in writing by Supplier.

7.4	Applicable regulations

Distributor shall report to Supplier regularly during the Term to enable it to ensure that the Products meet regulations applicable in the Territory relating to safety and labeling, but this obligation to report shall in no way derogate from Supplier’s obligations under clause 7.14(b).

7.5	Description of Distributor as authorized distributor

In all correspondence, commercial documents and on any name plate or sign on any premises, on vehicles or in directories and similar media, Distributor shall describe itself as “authorized distributor” of the Products and take any other necessary steps as required by Supplier or otherwise to make clear the extent of the limitation of Distributor’s authority to act on behalf of Supplier.

7.6	Applications for applicable licenses

(a)	The Distributor shall obtain and maintain all certificates, licenses, authorizations or registrations as required to import, promote, sell, use or distribute the Products in the Territory. Each Party shall provide reasonable aid or assistance as may be required by the other Party to obtain the same. Unless otherwise required by law, all certificates, licenses, authorizations and registrations that relate to the Products shall be in Supplier’s name.

(b)	Upon receipt by Distributor of any document or approval set out in clause 7.6(a), Distributor shall provide a copy to Supplier.

(c)	At the expiration or termination of this Agreement, or at any time on Supplier’s direction, Distributor will transfer, or assist to transfer all certificates, licenses, authorizations and registrations set out in clause 7.6(a) that are in its name to the Supplier’s Australian entity nominee at no charge.

7.7	Referrals on inquiries

Distributor shall refer promptly to Supplier any inquiries made by persons regarding sales or potential sales of Products outside the Territory.

7.8	Further development

Distributor shall regularly meet with Supplier to consider new opportunities and markets for the Products, and will work with Supplier and the Cooperative Contractor to develop the market for the Products in the Territory.

7.9	Sub-Distributors

Distributor may appoint sub-distributors, agents or other intermediaries to perform its obligations under this Agreement provided that Distributor will be responsible for any act or omission by the sub-Distributor, agent or intermediary, and subject to any terms that Supplier may impose in its sole discretion.

7.10	Competitive products

Distributor shall not, during the Initial Term and any renewal terms thereafter, without mutual agreement between the parties, manufacture, import, sell, supply, develop, provide, promote or market “Competitive Products” in the Territory.

7.11	Cooperative Contractor terms

Distributor shall offer the Cooperative Contractor reasonable commercial terms of supply for Products which are no less favorable than the terms of supply for Products that are offered by Distributor to its other customers.

7.12	Distributor’s further obligations

In addition to fulfilling the other obligations imposed by this Agreement, Distributor shall:

(a)	pay all Taxes payable with respect to Products delivered to Distributor;

(b)	only provide Products to customers that have an acceptable level of training or resources and have been accredited, as mutually determined by the Distributor and the Supplier;

(c)	nominate an officer to sit on a steering committee (to join the nominee from Supplier and the nominee from the Cooperative Contractor), which committee Distributor agrees shall receive and make recommendations to the parties regarding surgeon training, bariatric center accreditation and technical materials;

(d)	provide such customer support services and assistance as may be necessary for purchasers of Products to obtain satisfactory results from their use of the Products;

(e)	refrain from practicing medicine or giving medical treatment or advice in Supplier’s name or on Supplier’s behalf;

(f)	comply with Supplier’s business standards as notified by Supplier;

(g)	at all times during the Term, observe all laws (including privacy laws) and standards and maintain all accreditations applicable to the conduct of its business and carrying out its obligations under this Agreement (including in respect of the storage, transportation and sale of the Products in the Territory);

(h)	assist Supplier to discharge its regulatory obligations by providing requested information to Supplier regarding Product traceability in accordance with generally accepted industry standards, including customer by Product and Product by customer tracking;

(i)	follow the same quality control standards with respect to the storage, preservation, sale and use of the Products as followed by Supplier and communicated to Distributor by Supplier and not remove Products from packages designated for delivery to end-user customers when such removal may affect the quality of the Products or destroy any trademark identity; and

(j)	promptly notify Supplier all Reportable Events, product defects, adverse events and customer complaints that come to its attention, including such detail as Supplier may reasonably require.

7.13	Good faith

Each Party shall at all times during the Term act towards the other Party dutifully and in good faith.

7.14	Compliance with laws

(a)	Supplier shall at all times comply with all the applicable laws and regulations in the Territory relating to the nature, method of manufacture, packaging and labeling of the Products.

(b)	If Distributor is aware that changes are required to the Product labeling in order to comply with the laws and regulatory requirements in the Territory, Distributor shall immediately notify Supplier of the required changes.

(c)	Distributor shall not modify, remove or replace any Product labeling, package inserts, warnings, instructions for use or other similar materials under any circumstances without Supplier’s prior written consent.

7.15	Insurance

(a)	Supplier’s insurance

(i)	Supplier shall take out and maintain appropriate and adequate insurance during the Term in relation to any Liability that may arise from the manufacture, sale or use of the Products. Such insurance will include, as a minimum, public liability and product liability insurance.

(ii)	Supplier shall make all insurance policies available to Distributor for inspection.

(b)	Distributor’s insurance

(i)	Distributor shall effect and maintain for the Term, at its own expense and with an insurer of repute and good standing, a comprehensive public liability insurance policy against any Liability related to personal injury and property damage resulting from acts or omissions of Distributor, its officers, employees, agents or third party contractors. The insurance policy shall meet the following insurance level requirements:

Claim type	Minimum insurance level
Personal injury arising from public liability	Aust$20,000,000 per person Aust$20,000,000 per occurrence

Property damage arising from product liability	Aust$20,000,000 aggregate claims each year.

(c)	Certificates. Distributor and Supplier shall furnish each other with copies of all insurance certificates within thirty (30) days of the execution of this Agreement. For the avoidance of doubt, nothing in this clause 7.15(b) limits either Party’s liability under this Agreement.

8	PROMOTION AND TECHNICAL MATERIALS

8.1	Promotion

(a)	Distributor shall conduct promotional exercises and promotions in relation to the Products including direct marketing from time to time to medical conferences and medical practitioners, and advertise the Products in the Territory from time to time.

(b)	Distributor shall ensure that all advertising and promotional materials it wishes to use comply with the laws and regulatory requirements of the countries within the Territory in which they will be used.

(c)	Distributor shall not use, publish, broadcast or disseminate any advertising and promotional materials without Supplier’s approval. When submitting the materials to Supplier for approval, Distributor shall give details of when, where and in which medium the materials will be used. Supplier shall take reasonable steps to promptly respond to Distributor’s request for approval upon receipt of the materials.

8.2	Technical materials

Supplier shall, at its cost and upon request by Distributor, supply to Distributor reasonable quantities of masters of such technical data sheets, manuals and drawings relating to the Products as the Parties determine are reasonably required to facilitate Distributor’s performance of its obligations under this Agreement.

9	SUPPORT AND TRAINING

9.1	Samples and catalogues

(a)	Supplier shall, as mutually agreed and at reasonable cost, provide samples of the Products to Distributor for marketing purposes.

(b)	Supplier shall, at its cost, from time to time provide Distributor with such catalogues, brochures and up to date information concerning the Products as Supplier may consider appropriate or as Distributor may reasonably require in order to assist Distributor in the sale of the Products in the Territory, and Supplier shall endeavor to answer as soon as practicable any technical enquiries concerning the Products which are made by Distributor or its customers.

9.2	Keep Distributor Informed

Supplier shall supply to Distributor any information which may come into its possession which Supplier considers is likely to be relevant in relation to the marketing of the Products in the Territory and which may assist Distributor to effect sales.

9.3	Market strategies

Each Party shall keep the other informed from time to time as to its market strategies for the Products and intended marketing positioning.

9.4	Training

As agreed by the Parties from time to time, taking into account the role of the Cooperative Contractor in marketing and providing training for the Products in the Territory:

(a)	Supplier shall provide Distributor (at such time as may be agreed and for a period not exceeding 5 Business Days in each year of the Term) with the services of a suitably qualified employee of Supplier or of an associate or contractor of Supplier at no charge, to assist Distributor in the marketing of the Products; and

(b)	Supplier will provide or arrange training for up to 3 suitably qualified employees of Distributor in relation to matters relating to the Products and their marketing at such time as may be agreed and for a period not exceeding 5 Business Days in each year of the Term.

10	AFTER SALES SERVICE

10.1	Warranty Labor Support

Distributor will, at its cost, provide to third parties labor and telephone support including that required under the Product Warranty, and if there is a dispute as to the level of support required, as reasonably determined by Supplier.

10.2	Warranty Product Support

Supplier at its cost will provide all non-labor items (such as replacement components) as reasonably required by Distributor to complete the warranty service set out in clause 10.1.

11	TRADEMARKS AND INTELLECTUAL PROPERTY

11.1	License of Trademarks

(a)	Supplier grants Distributor a non-exclusive, non-transferable license to use the Trademarks in connection with the distribution, sale, promotion and/or advertising of the Products in the Territory in accordance with Supplier’s standards and instructions. Distributor shall acquire no other right, title or interest in the Trademarks, and Distributor shall not use any Trademark as part of Distributor’s corporate or trade name or permit any third party to do so without the prior written consent of Supplier.

(b)	Distributor acknowledges Supplier’s proprietary rights in and to the Trademarks, and Distributor waives in favor of Supplier all rights to any trademarks or trade names now or hereafter originated by Supplier. Distributor shall not at any time adopt, use or register any words, phrases or symbols which are identical or confusingly similar to any of Trademark.

11.2	Intellectual property

(a)	Distributor shall only be permitted to use Supplier’s Intellectual Property in connection with the distribution, sale, promotion and/or advertising of the Products as provided in this Agreement, and then only in the form and manner approved by Supplier.

(b)	Except for the limited trademark license in clause 11.1 and use rights granted in this clause 11.2, this Agreement does not grant to Distributor any rights in any Intellectual Property.

11.3	Developed materials

The Distributor and the Supplier shall develop marketing materials which may be used by the Supplier outside of the Territory. The Supplier will be responsible for developing all manufactured related materials such as Instructions for Use and Operating and Technical manuals.

11.4	Infringement of rights

Distributor shall report forthwith to Supplier any infringement or suspected infringement by third parties of Supplier’s Intellectual Property which come to the notice of Distributor and Supplier has the exclusive right to determine whether any action is brought, maintained or disposed of in respect of any infringement or suspected infringement. The Distributor will provide all reasonable assistance to the Supplier in this event but shall not have any financial involvement.

11.5	No challenge by Distributor

Distributor shall not challenge the validity or ownership of Supplier’s Intellectual Property. Distributor acknowledges that the use of Supplier’s Intellectual Property by Distributor is only on behalf of Supplier as a licensee under its control.

12	CONFIDENTIALITY

Each Party shall treat Confidential Information disclosed to it by the other Party as confidential and to this end (but without limiting the generality of the obligation hereunder) each Party shall:

(a)	initiate a system for the safe custody of the Confidential Information and for the control of the making of copies of it and their safe custody;

(b)	not, without the prior written consent of the disclosing Party, disclose Confidential Information belonging to the disclosing Party to any other person except for:

(i)	those of its employees involved in performance of this Agreement and who need to know the Confidential Information in question; and

(ii)	in the case of Supplier, its Related Companies;

(c)	instruct each and every employee who will be required to use the Confidential Information to the effect that it is to be treated as confidential and kept in safe custody;

(d)	use the Confidential Information belonging to the Disclosing Party solely in connection with performing, or receiving the benefit of this Agreement, and not for its own benefit or the benefit of any third party; and

(e)	allow each Party to inspect the premises and method of administration of these provisions by the other at any reasonable time.

The obligation of confidentiality imposed by this clause does not extend to any part of the Confidential Information:

(f)	which is in the public domain other than as a result of any breach of this Agreement;

(g)	which was disclosed by a third party other than in breach of an obligation of confidentiality; or

(h)	to the extent that disclosure is necessary for a Party to comply with any applicable law, any court proceedings, the requirements of any regulatory body or the rules of any stock exchange on which the shares of that Party are listed.

The obligation of confidentiality under this clause shall continue for the Term and shall survive termination or expiration unless it is agreed by both parties that any such Confidential Information is in the public domain or is otherwise sufficiently public as to negate this obligation.

13	WARRANTIES AND INDEMNITY

13.1	Supplier’s warranties

(a)	Supplier warrants to Distributor that:

(i)	all Products supplied to Distributor shall be free from defects in construction, material and workmanship for a minimum period of one (1) year from the date of the Distributor’s invoice accompanying the delivery of the Products to the customer;

(ii)	all Products supplied to Distributor will correspond to Supplier’s descriptions of them and will comply with any specification stipulated by Distributor to Supplier and expressly agreed to in writing by Supplier;

(iii)	all the Intellectual Property in and related to the Products that is required for use by Distributor under this Agreement is owned by or licensed to Supplier or a Related Company of Supplier and that Supplier has the right to allow Distributor to use such Intellectual Property in accordance with the terms of this Agreement; and

(iv)	Supplier is not aware of any rights of any third party in the Territory which would or might render the sale of the Products, or the use of any of the Trademarks on or in relation to the Products, unlawful.

(b)	If a Product proves to be defective in regards to sub-clause 13.1 above, Supplier will, at its option, replace the Product at its own expense within thirty (30) days of notice by the Distributor or refund the purchase price paid by Distributor for the Product, unless the product defect was not caused by Supplier. Such replacement or refund shall be Supplier’s sole obligation and Distributor’s sole remedy for breach of warranty hereunder.

(c)	ALL CLAIMS UNDER THIS CLAUSE 13.1 SHALL BE MADE BY DISTRIBUTOR AND MAY NOT BE MADE DIRECTLY BY DISTRIBUTOR’S CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SUPPLIER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

13.2	Distributor’s warranties

(a)	Distributor warrants in favor of Supplier that:

(i)	it has the necessary skills, knowledge, expertise and ability to perform its obligations under this Agreement;

(ii)	it will perform its obligations under this Agreement in a competent and professional manner;

(iii)	it has full corporate power and lawful authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(iv)	this Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms by appropriate legal remedy; and

(v)	there is no claim, action, proceeding, demand or investigation pending or threatened against it or by, against or before any person in relation to it which may have a material effect on the subject matter of this Agreement.

13.3	Indemnity

Subject to clause 13.4 and clause 13.5, each Party (the Indemnifying Party) indemnifies the other Party against all losses, damages, Liabilities, claims, charges and expenses (including legal costs on an indemnity basis) incurred or suffered by the other Party (including claims by an injured patient or third party) arising out of or in connection with any third-party claim based on:

(a)	any breach by the Indemnifying Party of its obligations under this Agreement;

(b)	any negligent act, omission or willful misconduct of the Indemnifying Party or any of its respective officers, employees, agents or third party contractors; and

(c)	any claim by a person that a Party’s use of any Intellectual Property or material provided by the Indemnifying Party pursuant to this Agreement infringes a third party’s intellectual property rights, except to the extent that the claim arises through a breach by the Party of its obligations under this Agreement.

13.4	Exclusion for consequential loss or damage

EXCEPT FOR BREACHES OF CLAUSE 7.10 (COMPETITIVE PRODUCTS), CLAUSE 12 (CONFIDENTIALITY) AND ANY INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 13.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY KIND OF SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOST PROFITS, LOSS OF REVENUE, LOSS OF USE, LOSS OF CONTRACT, LOSS OF GOODWILL OR INCREASED COST OF WORKING, EVEN IF THE PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE

13.5	Notifying claim

The indemnity in clause 13.2 is subject to the condition that the Party seeking the indemnity shall promptly notify the Indemnifying Party on becoming aware of any potential loss, damage, Liability, claim, charge or expense.

14	TERM AND TERMINATION

14.1	Term

This Agreement commences on the Operative Date and subject to clause 14.2 continues for the Initial Term. At the expiry of the Initial Term this Agreement will continue for successive further 12-month terms unless either a new contract is then negotiated subject to mutual agreement or it is terminated at any time during any such successive further term by either Party giving to the other not less than 3 months’ written notice.

14.2	Termination for breach

(a)	Either Party may terminate this Agreement by written notice to the other if the other Party commits any substantial breach of the provisions contained in this Agreement and does not remedy the breach within 60 days after receipt of written notice requiring it to do so. If the breach is not capable of being remedied, the Party not in breach is entitled to terminate this Agreement with immediate effect by written notice to the other.

(b)	In addition to the right of termination granted by clause 14.2 either Party may terminate this Agreement with immediate effect by written notice to the other Party in any of the following events;

(i)	if any moneys payable under this Agreement are in arrears and one Party fails to pay the same within 45 days of a written notice to pay from the other Party;

(ii)	if the other Party assigns or attempts to assign its rights under this Agreement without the consent of the other Party under clause 23.5;

(iii)	if at any time there is any majority change in the organization, management, direction, Control or constitution of a Party without the prior written notice of the other Party;

(iv)	if an Insolvency Event occurs in relation to a Party;

(v)	if either Party is prohibited by any law, regulation or requirement of any government or governmental authority in any part of the Territory from complying with this Agreement;

(vi)	if a force majeure event causes delay to performance for a continuous period of 3 months or for a period of 3 months out of any 6-month period; and

(vii)	if either Party ceases to carry on business in the normal course.

(c)	Sales performance objective

(i)	A sales performance objective will be determined by agreement by both Parties for the first year of the trading Term within 30 days following TGA approval and will be reviewed and amended by mutual agreement on an annual basis.

(ii)	If the Parties fail to reach agreement on the sales performance objective after the period defined in (i):

(A) for the second year of the trading Term, it will be determined by agreement by both Parties; and

(B) for subsequent years, it will be set at the sales performance objective level of the previous year plus 5%.

(iii)	Distributor acknowledges and agrees that (i) it has participated to fix these sales performance objectives, (ii) these sales performance objectives are reasonable in view of Distributor’s capabilities and market conditions in the Territory, and (iii) the provisions of this clause 14.2(c) are essential to this Agreement as stating the minimum amount of Product sales which justify Supplier’s grant to Distributor of exclusive distribution rights for the Products.

(iv)	If the sales performance objective is not met by Distributor, a 3-month period will be allowed for remediation. Product purchases during this remediation period that are counted toward the sales performance objective for the previous year shall not be counted toward the sales performance objective for the then current year. If after this remediation period the sales objective is not obtained and an agreement is not reached between the Parties for a revised sales objective, Supplier may at its sole election:

(A) terminate this Agreement with immediate effect; or

(B) (1) amend the appointment of Distributor under this Agreement to a non-exclusive distributor, and/or (2) limit the Territory and/or sales channels in which Distributor has distribution rights and/or (3) limit the Products to which Distributor has distribution rights, by giving written notice to Distributor.

(v)	Any termination under this clause 14 is without prejudice to the rights and remedies of either Party against the other in respect of any antecedent claim or breach of any of the provisions of this Agreement.

14.3	Consequences of termination or expiration of this Agreement

(a)	Cease promotions

Subject to clause 14.3(e), Distributor shall not, from the date of termination or expiration of this Agreement, promote or market the Products or use Supplier’s Intellectual Property without the written consent of Supplier.

(b)	Actions following determinations

Subject to clause 14.3(e), upon termination or expiration of this Agreement, Distributor, its employees, agents and third party contractors shall immediately:

(i)	refrain from using any of the Trademarks, or any name or names deceptively similar to the Trademarks alone or in connection with any other names;

(ii)	refrain from representing orally or in writing to members of the public that its business has a sponsorship, approval or affiliation with Supplier;

(iii)	refrain from advertising whether by the issue of booklets, leaflets, brochures or otherwise representing that its business or goods is or are in any way connected with Supplier; and

(iv)	pay to Supplier any amounts due under this Agreement.

(c)	Details of Products

Distributor shall within 60 days of termination or expiration of this Agreement furnish Supplier with details of:

(i)	all partially completed contracts sale with customers for the Products; and

(ii)	all Products held by Distributor in store or in transit.

(d)	Buy back of Products

Supplier shall buy back any current and saleable Products held by Distributor, provided it is packaged in the original undamaged wrap and has a minimum of six months expiry. The purchase price will be the same as the invoiced price (excluding associated shipping and importing costs).

(e)	Orders

Supplier shall fulfill all orders from Distributor to Supplier to the extent to which they are unfulfilled at the time of termination or expiration of this Agreement unless Distributor cancels those orders prior to Delivery of the Products. Distributor may use any labels, wraps, containers, advertising and other items bearing the Trademarks to enable it to sell Products delivered after termination of this Agreement.

(f)	Return of records and Confidential Information

Subject to clause 14.3(e), upon termination or expiration of this Agreement:

(i)	Distributor shall forthwith return to Supplier all records of information and documents supplied to Distributor under this Agreement;

(ii)	each Party shall, at the other Party’s direction, either return or destroy all documents in its possession or control containing (and any other records of) the other Party’s Confidential Information, and provide to the other Party a signed certificate stating that this obligation has been complied with; and

(iii)	the Distributor shall provide the Supplier with all customer sales information and any marketing material developed for the purpose of representing the Products.

(g)	No rights other than as this Agreement

Subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination or expiration, neither Party has any further obligation to the other under this Agreement.

15	COMPENSATION FOR LOSS OF DISTRIBUTORSHIP

If this Agreement is terminated for any reason (including a change of control in the ownership of Supplier or its ultimate parent company) other than as a result of a breach of this Agreement by Distributor, a force majeure event or an Insolvency Event involving Distributor, then Supplier shall, within 60 days of termination of this Agreement provide the following compensation:

(a)	all costs associated with the Regulatory and Reimbursement approvals; and

(b)	in the event that the Agreement is terminated during the first twelve (12) month trading period following TGA approval, payment will be made by the Supplier to the Distributor of [*], for the remaining months of the twelve (12) month period; or

(c)	in the event that Termination is after the first twelve (12) month trading period and until the end of the agreed Initial Term, [*] for the previous twelve (12) months trading period, from the date of the termination notice, will be paid by the Supplier to the Distributor.

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For the purposes of the calculations under this clause 15, [*].

16	GOODS AND SERVICES TAX

(a)	Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

(b)	If:

(i)	a Party incurs a liability to pay GST on any supply it makes to the other Party under this Agreement;

(ii)	the Party making the supply certifies that it has not priced the supply to include GST; and

(iii)	the Party making the supply is registered for GST purposes, the Party receiving the supply agrees to pay the Party making the supply, at the same time and in addition to any other consideration payable for that supply under this Agreement, an amount calculated by multiplying the amount payable by the Party receiving the supply by the prevailing GST rate, provided always that such amount will not become payable until a valid tax invoice is issued by the Party making the supply.

(c)	Notwithstanding any other provision in this Agreement if imposition of a GST or any subsequent change in the GST law is accompanied by or undertaken in connection with the abolition of or reduction in any existing taxes, duties or statutory charges (in this clause 16 “Non-GST Taxes”), the consideration (excluding any GST) payable by Distributor for any supply made under this Agreement will be varied as a consequence of the abolition of or reduction in Non-GST Taxes, whether directly by way of a variation in Non-GST Taxes paid or payable by Supplier to its suppliers or to any government or indirectly by way of a variation in the prices (excluding any GST) charged by suppliers to Supplier. The parties agree that:

(i)	the relevant proportion will be the subject of negotiations made in good faith between them at the relevant time; and

(ii)	those negotiations may, without limitation, deal with the extent to which any Non-GST Taxes are relevant to this clause (for example, income tax).

17	ANCILLARY PROVISIONS

The relationship between the Parties is that of seller and buyer and is not that of employer/employee, principal/agent, joint venture, partnership or otherwise. Distributor is not authorized to act on behalf of Supplier purporting to bind Supplier, or to extend any warranty, commitment or representation on behalf of Supplier, but acts as an independent contractor buying for itself and selling in Distributor’s own name and at Distributor’s own risk.

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18	FORCE MAJEURE

18.1	No Patty will be liable nor deemed to be liable to the other Party for failure or delay in meeting any obligation which it had the duty to perform to the extent that, and for the period of time during which performance of the obligation is effected by strikes and/or lockouts (whether of their own employees or those of others and whether or not the Party against whom such action is taken could have avoided the same by acceding to the demands of the employees responsible for such action) acts of God, war, fire, flood, embargo, acts of government or any agency instrumentality or any political subdivision hereof or any other cause beyond the reasonable control of the Party but does not include for example, economic problems such as insufficient funds or substantial price rises, ordinarily foreseeable events like bad weather or accidents due to miscalculation.

18.2	In any such event, the time for performance of the obligations under this Agreement will be extended by the same period or periods (as the case may be) for which performance is delayed by the event. The Party so affected will use its best endeavors to avoid or remove such causes of non-performance and will continue performance hereunder with the utmost dispatch as soon as such causes are removed. Nothing in this clause will be construed as requiring the affected Party to settle any industrial dispute.

18.3	A Party affected by a force majeure event must immediately upon becoming aware of the occurrence of the event, notify the other Party of the occurrence, its cause and the steps which the notifying Party is taking to resume performance of its obligations under this Agreement.

18.4	Neither Party may invoke grounds for relief pursuant to a force majeure event unless such Party can prove that it has taken all reasonable measures to limit the effects of the delay, and after the impediment has ceased to exist, attempted to make up for the lost time.

19	PRODUCT RECALL

(a)	If Supplier wishes to recall any Product, or if any government or authority requires the recall of any Product for any reason, Distributor shall effect the recall in accordance with all relevant legal and regulatory requirements and directions by Supplier.

(b)	The Parties shall consult closely and Distributor shall keep Supplier fully informed from time to time as to the status of any Product recall.

(c)	Distributor shall not communicate with the news media, consumers, government or regulatory authorities in relation to any Product recall without Supplier’s prior written approval (which shall not be unreasonably withheld) or as directed by the TGA, and shall only communicate to those parties on terms reasonably directed by Supplier or the TGA.

(d)	Each Party shall provide assistance reasonably requested by the other Party in connection with the implementation of a Product recall.

20	NOTICES

20.1	Manner of service

A notice or other communication required or permitted to be given by a Party to another shall be in writing and either—

(a)	delivered personally;

(b)	sent to an address in Australia by security post or registered mail, postage prepaid;

(c)	sent to an address outside Australia by registered prepaid first class airmail; or

(d)	sent by facsimile transmission with acknowledgment of receipt from the addressee, to the address for service, or to the facsimile number of the sender.

20.2	Notice given

A notice or other communication is taken to have been given if:

(a)	personally delivered, upon delivery;

(b)	mailed to an address in the Commonwealth of Australia, on actual delivery to the addressee, as evidenced by documentation of the relevant postal authority;

(c)	mailed to an address outside the Commonwealth of Australia, 7 days after posting; and

(d)	sent by facsimile, upon the sender receiving acknowledgment of receipt from the address.

20.3	Acknowledgment of receipt

A Party who receives a notice or the communication by facsimile shall immediately acknowledge receipt to the sender.

20.4	Address

A notice or other communication is taken to be duly given if given in the manner specified in this clause and if delivered or posted to the Party to whom the same is addressed to the address set forth on the first page of this Agreement or to such other address as shall have been furnished.

21	NON SOLICITATION

Without the prior written consent of Distributor, Supplier shall not, directly or indirectly, hire or otherwise engage, or seek to hire or engage or cause, aid or assist any other person or entity (including any related body corporate of Supplier) to hire or otherwise engage, any employee of Distributor or employee who leaves the employment of Distributor during the Term of this Agreement until the earlier to occur of 12 months after the termination of this Agreement or 12 months after the termination of the individual’s employment with Distributor. This clause will survive termination of this Agreement.

22	DISPUTE RESOLUTION

22.1	Arbitration. Subject to the rights of the parties set forth in clause 22.3 below, all disputes, claims or controversies arising out of or in connection with this Agreement shall be finally settled through binding arbitration conducted in Honolulu, Hawaii under the auspices of JAMS in accordance with the JAMS International Arbitration Rules (the “Rules”), as modified herein. Such arbitration shall be conducted by a single arbitrator who shall be independent and neutral. The award of the arbitrator shall be final and binding, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the English language.

22.2	Procedures. Within thirty (30) days following the appointment of the arbitrator, each party shall provide to the other party copies of all documents relevant to the issues raised by any claim or counterclaim. Within thirty (30) days following the date upon which documents are exchanged the parties may take up to five depositions of up to five hours each. Discovery disputes shall be resolved upon application to arbitrator, the arbitrator’s resolution to be final. Hearings shall be on four successive days within 150 days after the arbitrator is appointed, and the award of the arbitrator shall be issued within 200 days after the arbitrator is appointed. It is the intent of the parties that the above time limits be strictly enforced, unless extended by the mutual agreement of the parties. The parties agree that the arbitrator shall agree to comply with the above modifications to the Rules prior to accepting appointment.

22.3	Equitable Relief. Each Party expressly reserves the right to seek emergency injunctive relief from a court of competent jurisdiction with respect to the enforcement of its rights hereunder and waives any bond, surety or other security that might be required of the other Party with respect to any such action.

23	MISCELLANEOUS

23.1	Costs

Subject to any express provision in this Agreement to the contrary, each Party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

23.2	Amendment

This Agreement may only be varied or replaced by a document duly executed by both Parties.

23.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)	A Party is not liable for any loss, cost or expense of any other Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

23.4	Approvals and consent

Subject to any express provision in this Agreement to the contrary, a Party may conditionally or unconditionally give or withhold any consent to be given under this Agreement and is not obliged to give its reasons for doing so.

23.5	Assignment

Neither Party shall assign any rights under this Agreement without the prior written consent of the other Party, provided that, a successor in interest by merger, operation of law, assignment, purchase or otherwise of the entire business of either Party shall acquire all interest of such Party hereunder unless such successor is a competitor of the other Party.

23.6	Further assurance

Each Party shall promptly execute all documents and do all things that another Party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement.

23.7	Counterparts

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

23.8	Governing law

In the event that any legal action is initiated by the Supplier this Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, U.S.A. excluding (a) any conflict of law rules or principle therein contained under which any other law would be made applicable and (b) the United Nations Convention on Contracts for the International Sales of Goods.

In the event that any legal action is initiated by the Distributor this Agreement shall be governed by and interpreted in accordance with the laws of the State of New South Wales, AUSTRALIA excluding (a) any conflict of law rules or principle therein contained under which any other law would be made applicable and (b) the United Nations Convention on Contracts for the International Sales of Goods.

23.9	Entire understanding

(a)	This document embodies the entire understanding and agreement between the parties as to the subject matter of this Agreement.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to, or in any way affecting, the subject matter of this Agreement are merged in and superseded by this Agreement and are of no force or effect whatever and no Party is liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any Party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral document, warranty or understanding between any of the parties.

23.10	Joint and several liability

An obligation of two or more persons binds them jointly and severally.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Operative Date.

ENTEROMEDICS, INC.		DEVICE TECHNOLOGIES AUSTRALIA PTY LIMITED (ABN 40 058 091 973)

By:	/s/ Mark B. Knudson	By:	/s/ Peter Ord
Name:	Mark B. Knudson	Name:	Peter Ord
Title:	President and CEO	Title:	CEO

Exhibits:

Exhibit A – Products

Exhibit B – Prices

Exhibit C – Trademarks

Exhibit A

Products

Model	Name	AIMD/MDD Class	Code description
200	Maestro Rechargeable System Kit	AIMD

System Kit, Neuroregulator, vagus nerve, rechargeble:

An assembly of devices intended to treat obesity through the application of electrical stimuli to the vagus nerve below the gastric junction. It is typically implanted in the abdomen and consists of a rechargeable battery-operated neuroregulator, implantable lead(s), torque wrench, components for external charging, and a clinician programmer used to modify operating parameters. The battery is recharged externally.

2004	Implant Kit	AIMD	Implant Kit, Neuroregulator, vagus nerve, rechargable: An assembly of devices intended to treat obesity through the application of electrical stimuli to the vagus nerve below the gastric junction. It is typically implanted in the abdomen and consists of a rechargeable battery-operated neuroregulator, implantable lead(s), torque wrench, and components for external charging. The battery is recharged externally.

2002	Rechargeable Neuroregulator	AIMD	Neuroregulatur, vagus nerve, rechargeable: A device intended to treat obesity through the application of electrical stimuli to the vagus nerve below the gastric junction. It is typically implanted in the abdomen and consists of a rechargeable battery-operated neuroregulator and torque wrench. The battery is recharged externally.

Model	Name	AIMD/MDD Class	Code description
2200A-47E	Anterior Lead	III	A lead, insulated with non-conductive material except at the electrode(s), that is implanted in the neurological tissue. It is used to make an electrical connection between the stimulator and the vagus nerve.

2200P-47E	Posterior Lead	III	A lead, insulated with non-conductive material except at the electrode(s), that is implanted in the neurological tissue. It is used to make an electrical connection between the stimulator and the vagus nerve.

2403- 300	Clinician transmit coil	III	Transmit coil - An electronic device that provides radio-frequency connection between an implanted Vagus Nerve Electrical Blocking Neurorregulator and an external Mobile Recharger for transmission of power to charge the battery in the implanted device and to provide infrormation transfer to and from the implant amd the Mobile Recharger. This device may be operated by a clinician or patient.

31810	Sterile sleeve	I sterile	Cover, cable/lead/sensor/probe

80118	Medical adhesive	1 (sterile)	Medical device adhesive, sterile

2404	Patient kit	III	Recharging Kit, Neuroregulator, vagus nerve, rechargeable - An assembly of devices used to transcutaneously recharge the battery of a rechargeable implanted neuroregulator. Typically includes mobile charger, transmit coil, AC recharger and transmit coil belt.

Model	Name	AIMD/MDD Class	Code description
2402	Mobile charger	III	Recharger, Neuroregulator, vagus nerve, rechargeable - A device used to transcutaneously communicate with a rechargeable implanted neuroregulator for recharging the battery of a rechargeable implanted neuroregulator, or review and modification of neuroregulaltor operating parameters.

2403-60	Patient transmit coil	III	Transmit Coil - An electronic device that provides radio-frequency connection between an implanted Vagus Nerve Electrical Blocking Neuroregulator and an external Mobile Recharger for transmission of power to charge the battery in the implanted device and to provide information transfer to and from the implant and the Mobile Recharger. This device may be operated by a clinician or patient.

1660	Patient transmit coil belt	I	A device used for keeping electrodes in place. This is typically used for reusable electrodes which do not stick to the body surface or for electrodes that may require extra securing. This is a reusable device.

2403-60A	Patient transmit coil	III	Transmit Coil - An electronic device that provides radio-frequency connection between an implanted Vagus Nerve Electrical Blocking Neuroregulator and an external Mobile Recharger for transmission of power to charge the battery in the implanted device and to provide information transfer to and from the implant and the Mobile Recharger. This device may be operated by a clinician or patient.

Model	Name	AIMD/MDD Class	Code description
1660A	Patient transmit coil belt	I	A device used for keeping electrodes in place. This is typically used for reusable electrodes which do not stick to the body surface or for electrodes that may require extra securing. This is a reusable device.

1620	AC recharger	I	A device designed to supply an electrical charge to rechargeable batteries, restoring the battery to an appropriate working condition. This device is typically connected to the building’s electrical power supply and can be used to either charge the batteries by themselves (removed from the device) or whilst they are still inside the parent device (in situ), e.g., a defibrillator or ophthalmoscope. This device usually has current and voltage controls to meet the charge needs of different types of batteries.

2502	Clinician programmer	III

Programmer, Implantable Neroregulator - A device used to change,

noninvasively, one or more of the operating parameters of an implanted neuroregulator. The programmer reads recorded information from the implanted device, and provides the clinician with information on device performance and patient complience. The programmer also allows for firmware revision upgrades of the implanted device.

1600	Programmer cable	I	A device that provides a connection between two or more devices for the purpose of transmitting an energy that may, or may not, contain information.

1680	Torque wrench	I (sterile)	Wrench, surgical

Exhibit B

Prices

[*]

Confirmation of pricing and minimum purchase requirements will be mutually agreed within

3 months of signing this agreement.

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Trademarks

VBLOC ® vagal blocking therapy and VBLOC ©Therapy (Australian registered trade mark number 1178307)

Maestro® System (Australian registered trade mark number 1079091)

EnteroMedics ® (Australian registered trade mark number 1079090)